Exhibit 99.1

For Immediate Release

Investor Contact: Inspire Pharmaceuticals, Inc. Jenny Kobin VP, Investor Relations and Corporate Communications (919) 941-9777, Extension 219	Media Contact: BMC Communications Dan Budwick (212) 477-9007, Extension 14

INSPIRE INITIATES PHASE 2 14-DAY CLINICAL TRIAL OF EPINASTINE

FOR SEASONAL ALLERGIC RHINITIS

DURHAM, NC – December 5, 2006 – Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the initiation of a Phase 2 clinical trial to evaluate epinastine nasal spray for the treatment of seasonal allergic rhinitis.

This Phase 2 clinical trial is a 14-day randomized, double-blind comparison of two doses of epinastine nasal spray (0.05% and 0.1%) to placebo in approximately 580 subjects who have a documented history of seasonal allergic rhinitis to mountain cedar pollen. The trial will be conducted at seven clinical sites during the mountain cedar pollen season, which typically begins in early December, primarily in central Texas. There are multiple objectives of this dose-ranging trial, including the measurement of nasal and non-nasal symptoms, quality of life scores and standard safety assessments. The doses being studied in this trial were selected based on a small Phase 2 trial completed in October 2006, combined with the pre-clinical pharmacology data compiled to date.

“Given my positive experience with the ocular form of epinastine (Elestat®), I am pleased to have the opportunity to evaluate the nasal form of epinastine,” stated Paul H. Ratner, M.D., medical director of Sylvana Research Associates. Dr. Ratner is a specialist in allergy, asthma and immunology, and a principal investigator in the upcoming mountain cedar allergic rhinitis trial. “An antihistamine that is delivered directly to the nose as a nasal spray has the potential to be effective in providing rapid relief for allergy patients with minimal side effects.”

“With the initiation of this trial, we are making excellent progress in our epinastine nasal spray development program,” stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. “We expect to report the trial results by mid-year 2007.”

Inspire previously acquired certain exclusive rights from Boehringer Ingelheim to develop and market an intranasal dosage form of epinastine in the United States and Canada for the treatment or prevention of rhinitis.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products in disease areas with significant commercial potential and unmet medical needs. The research and development programs of

4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703
Telephone 919.941.9777 • Fax 919.941.9797

Inspire are driven by extensive scientific experience in the therapeutic areas of ophthalmology and respiratory/allergy, and supported by expertise in the field of P2 receptors. Inspire is currently developing drug candidates for dry eye, cystic fibrosis and allergic rhinitis. Inspire’s U.S. specialty sales force promotes Elestat® (epinastine HCI ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye, ophthalmology products developed by Allergan, Inc. Elestat and Restasis are trademarks owned by Allergan. For more information, visit www.inspirepharm.com.

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, the seasonality of Elestat, intellectual property rights, adverse litigation developments, adverse developments in the U.S. Securities and Exchange Commission (SEC) investigation, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Inspire cannot guarantee the outcome or timing of the clinical or toxicology studies for epinastine for allergic rhinitis. The timing of this Phase 2 clinical trial may be dependant upon the FDA’s review of additional information provided in November 2006, including the clinical trial protocol. A significant amount of work will be required to advance epinastine nasal spray through clinical testing, including satisfactory completion of additional clinical trials (including Phase 3 clinical trials) and additional toxicology studies. Even if the future development program for epinastine nasal spray is successful, Inspire cannot predict when, or if, the FDA or other regulatory authorities will approve epinastine nasal spray for allergic rhinitis. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 • Durham, North Carolina 27703
Telephone 919.941.9777 • Fax 919.941.9797